Exhibit 99.2

NICE Recommends BeiGene’s BRUKINSA® (zanubrutinib) for Patients with Waldenström’s Macroglobulinemia who have had at Least One Treatment

BRUKINSA Is the First Bruton’s Tyrosine Kinase (BTK) Inhibitor Recommended by NICE for Routine Use for WM

BRUKINSA Is the Only BTK Inhibitor Considered Cost Effective in WM

CAMBRIDGE, Mass. & BASEL, Switzerland, & BEIJING, China— September 20, 2022 — BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company that is developing and commercializing oncology medicines, today announced that England’s health technology assessment institute, the National Institute for Health and Care Excellence (NICE), has issued a final appraisal document (FAD) recommending BRUKINSA (zanubrutinib) for the treatment of Waldenström’s Macroglobulinemia (WM) in adults who have had at least one treatment, only if bendamustine plus rituximab is also suitable.

This decision from NICE marks BRUKINSA as the first and only treatment for WM to be recommended for routine use in England and Wales. The NICE Committee acknowledged the high unmet need for an effective and well tolerated treatment for WM “where current chemoimmunotherapy options can cause severe adverse reactions and the need for frequent hospital visits”.i

WM is a rare form of B-cell lymphoma that occurs in less than two percent of patients with non-Hodgkin lymphomas. There are around 4,000 people living with WM in the UK.ii

“BRUKINSA is a highly selective BTK inhibitor,” said Dr Shirley D'Sa, consultant hematologist and clinical lead at the University College London Hospitals Centre for WM and Associated Disorders. “NICE’s positive recommendation for zanubrutinib allows eligible patients in England and Wales to access an important new treatment option that may offer improved outcomes compared to the current standard of care.”

In its appraisal, NICE concluded that zanubrutinib could be considered “a step-change” in managing the disease as clinical evidence suggests that people with WM may live longer and have a better quality of life with zanubrutinib compared to standard of care. The NICE recommendation states that BRUKINSA is considered cost-effective at a threshold of £20,000- 30,000 per quality-adjusted life year (QALY).i

“I am very pleased that NICE have agreed that BRUKINSA is a valuable treatment option for eligible WM patients in England and Wales, enabling those patients to be among the first patients in Europe to have access to BRUKINSA,” commented Dr. Robert Mulrooney, BeiGene General Manager, UK and Ireland. “BeiGene’s mission is to achieve affordable access to our innovative medicines and we look forward to working with NICE and the National Health Service in the UK to create further treatment options for UK patients with blood cancers.”

About Waldenström’s Macroglobulinemia

WM is a rare B-cell lymphoma that occurs in less than two percent of patients with non-Hodgkin lymphomas.iii The disease usually affects older adults and is primarily found in bone marrow, although lymph nodes and the spleen may be involved.iv Typically, patients present between the ages of 60 and 70 years. For reasons that are unclear, WM is almost twice as common in men as in women and is more common in Caucasians than other ethnic groups.v Waldenström’s macroglobulinemia is a rare cancer seen only in approximately three to five per million people per year.iv

About BRUKINSA

BRUKINSA (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver targeted and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other licensed BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 3,300 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 16,000 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three licensed medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA® in the U.S., China, the European Union, Great Britain, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma, and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under U.S. Food and Drug Administration (FDA) review, BeiGene and Novartis announced an option, collaboration, and license agreement in December 2021 for BeiGene’s TIGIT inhibitor ociperlimab that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global biotechnology company that is developing and commercializing innovative and affordable oncology medicines to improve treatment outcomes and access for far more patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 8,500 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential for zanubrutinib to treat patients with WM, the advancement, reimbursement and commercialization of zanubrutinib, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact:
Kevin Mannix
+1 240-410-0129
ir@beigene.com

Media Contact:
Maryline Iva
+ 41 61 685 2090
media@beigene.com

i National Institute for Health and Care Excellence. Final appraisal document – Zanubrutinib for treating Waldenstrom's macroglobulinaemia [ID1427]. September 2022
ii The UK Charity for Waldernstrom’s Macroglobulinaemia. Available at https//wmuk.org.uk
iii Buske, C, et al. Treatment and outcome patterns in European patients with Waldenström’s macroglobulinaemia: a large, observational, retrospective chart review. The Lancet Haematology 2018; 5: e0299-309.
iv Lymphoma Research Foundation. Getting the Facts: Waldenström Macroglobulinemia. Accessed March 2022. Available at https://lymphoma.org/wp-content/uploads/2021/12/LRF-Waldenstrom-Macroglobulinemia_Factsheet.pdf
v https://iwmf.com/frequently-asked-questions-waldenstrom-macroglobulinemia/